EXHIBIT 4.151

Termination Agreement

This Agreement is executed on Apr 12, 2007 by and between:

(1)	TOM EACHNET HOLDINGS (BVI) INC. (hereinafter referred to as the “Party A”) , is a limited liability Company registered in P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands; and

(2)	Wan Hua (hereinafter referred to as the “Party B”), whose Identity Card No. is 110106196207281812 with his residence address at No. 1303, Building 502, Xicui Road, Haidian District , Beijing

Whereas:

1.	Party A and Party B executed a Trust Deed (hereinafter referred to as the “Trust Deed”) with respect to the equity interest held by Party B in Beijing Yi Lian Tong He Information Technology Co., Ltd on Feb 1,2007.

2.	Party A and Party B wish to terminate the said Trust Deed.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Trust Deed, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Trust Deed becomes invalid, the rights and obligations of Party A and Party B under the Trust Deed shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

TOM EACHNET HOLDINGS (BVI) INC.

/s/ Wang Lei Lei
Name: Wang Lei Lei
Title: Legal Representative

Wan Hua

Signature:

2